Exhibit 99.1

Banking Center Expansion Paves the Way for 8% Increase in Second Quarter Net Income

July 16, 2004

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, concluded another successful quarter, growing net income 8% over the second quarter of 2003.  “We are extremely excited that we were able to increase our net income over the second quarter of 2003.  We believe this is a tremendous achievement, given the record- level of mortgage income we attained during the second quarter of 2003,” commented Steve Trager, President & CEO of Republic.  “Our core business remains a solid foundation as we continue to look for new ways to profitably grow the balance sheet while diversifying our traditional and non-traditional business lines,” Trager further commented.

Net income for the second quarter of 2004 totaled $7.9 million compared to $7.3 million during the same period in 2003, an increase of 8%.  Diluted earnings per Class A Common Share increased 5% over the second quarter of 2003 to $0.42. Return on average assets (ROA) and return on average equity (ROE) were 1.42% and 17.33% for the quarter. “These results reflect our ongoing efforts to grow revenue while keeping a tight rein on expenses and maintaining the sound credit quality of our loan portfolio.  The Company was able to share the fruits of its success with its shareholders during the second quarter by increasing its quarterly cash dividend 23%,” Trager further stated.

Republic’s sound asset quality improved further through the second quarter of 2004 resulting in a lower provision for loan losses compared to the same period in 2003. Positive trends of delinquencies and non-performing loans continued in the Company’s traditional loan portfolio.  Republic’s percentage of delinquent loans to total loans was a favorable 0.76% at June 30, 2004 compared to 0.82% at December 31, 2003.  In addition, the Company’s percentage of non-performing loans to total loans was 0.79% at June 30, 2004 compared to 0.82% at December 31, 2003.  “At Republic, we believe asset quality is a critical barometer in measuring a Bank’s long-term success.  We are extremely proud of our track record of low loan losses and remain dedicated to maintaining our strict underwriting standards,” commented David Vest, Executive Vice President & Chief Lending Officer of Republic.

Net interest income increased $606,000 during the second quarter of 2004 compared to the second quarter of 2003.  The increase was primarily due to an increase in loans outstanding, most notably in the residential real estate and deferred deposit portfolios.  “Increased net interest income was a component in replacing the earnings from the decline of our record mortgage banking income in 2003.  Further increasing net interest income through growth in our loan portfolio remains a key focus for the remainder of 2004.  We remain particularly optimistic about our home equity products on the retail banking side of our business, while potential commercial loan prospects also continue to post steady growth,” Vest further commented.

The Company’s retail banking center network continued to have great success attracting new relationships during the first half of 2004.  Home equity loans grew $38 million during the first half of the year, while the Company also added $38 million in residential real estate loans.  “These strong growth numbers in retail banking are another indication of the success of our secondary marketing initiative during the past three years.  Unlike many other institutions, which sold their customers’ fixed rate loans into the secondary market and never saw the customer again, Republic capitalized on the low rate environment to establish long-term banking relationships through the cross-sale of its various products such as its home equity line of credit.  At Republic, we do not solicit one-time customers, we seek long-term clients and that is why we believe we are the bank of choice in our many markets across Kentucky and Indiana,” commented Steve Trager.

Non interest income activities, exclusive of mortgage banking income, also continued to support the Company’s strong operating results in 2004.   “With our expanded banking center network, we opened over 24,000 new checking accounts in the last 12 months.  These new clients helped pave the way for a 31% increase in service charges on deposit accounts during the second quarter of 2004,” commented Scott Trager, President of Republic Bank & Trust Company.  As a result of its continued success in retail banking, the Company announced plans during the quarter to open its 34th banking center in Owensboro, KY, which is scheduled to open in the first quarter of 2005.

The ‘Cash Management’ line of business continued to attract new client relationships during the second quarter as well, through promotion of the ‘Premier First’ money market and ‘Free Business Checking’ products. Premier First accounts alone grew $19 million during the second quarter of 2004.  Business on-line banking, lock-box services and the ‘$999’ commercial real estate loan product continue to be avenues for growth, as these products compete favorably within Republic’s markets. “Attracting low cost deposits is a major focus for every associate at Republic.  Our commitment to technology coupled with our premier client service places us at the pinnacle of servicing business clients within our markets,” stated Jeff Norton, Senior Vice President of Commercial Banking for Republic Bank & Trust Company.

“We continue to focus our efforts on profitably growing the balance sheet through our strong loan origination and deposit gathering functions, while at the same time complementing these basic banking strategies with non-traditional business lines.  Our strong results exemplify the merits of our business model and strategic planning.  We remain steadfast to maintaining the highest standards - employing a corporate culture that is responsive to our community, supportive of our associates and accountable to our shareholders.  We remain grateful for the continued support of our clients and our shareholders,” Steve Trager concluded.

Republic Bancorp, Inc., has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro and Shelbyville; Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany; and Refunds Now, a nationwide tax refund loan and check provider.  Republic offers internet banking at www.republicbank.com. Republic has over $2 billion in assets and $1 billion in trust assets under custody and management. Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands)

Statements of Financial Condition

	June 30, 2004	December 31, 2003	June 30, 2003
Assets:
Cash and cash equivalents	$71,115	$60,876	$62,359
Securities available for sale	270,541	295,520	214,875
Securities to be held to maturity	102,304	115,411	68,019
Mortgage loans held for sale	8,218	13,732	32,555
Loans	1,689,074	1,581,952	1,416,765
Allowance for loan losses	(13,530)	(13,959)	(12,668)
Federal Home Loan Bank stock	19,909	19,148	18,768
Other assets	57,025	55,091	47,940
Total Assets	$2,204,656	$2,127,771	$1,848,613

Liabilities and Equity:
Non interest-bearing deposits	$230,593	$193,321	$212,122
Interest-bearing deposits	1,067,751	1,103,791	938,316
Total deposits	1,298,344	1,297,112	1,150,438

Securities sold under agreements to repurchase and other short-term borrowings	279,545	220,040	148,290
Federal Home Loan Bank borrowings	420,160	420,178	361,688
Other liabilities	22,350	21,062	20,401
Total liabilities	2,020,399	1,958,392	1,680,817

Stockholders’ equity	184,257	169,379	167,796
Total Liabilities and Equity	$2,204,656	$2,127,771	$1,848,613

Average Balances

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Assets:
Federal funds sold	$27,492	$16,055	$56,809	$27,882
Investments, including FHLB Stock	404,198	307,810	406,479	311,827
Loans, including loans held for sale	1,677,826	1,439,848	1,663,005	1,419,568
Total earning assets	2,109,516	1,763,713	2,126,293	1,759,277
Total assets	2,209,539	1,839,778	2,228,568	1,832,486

Liabilities and Equity:
Non interest-bearing deposits	$235,678	$181,602	$232,441	$194,175
Interest-bearing deposits	1,059,617	951,315	1,083,076	942,955
Repurchase agreements and other short-term borrowings	285,059	164,703	285,631	181,455
Federal Home Loan Bank borrowings	420,996	345,068	424,572	325,233
Total interest-bearing liabilities	1,765,672	1,461,086	1,793,279	1,449,643
Stockholders’ equity	181,175	165,420	177,096	162,821

Income Statement Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Total interest income(1)	$29,767	$28,399	$67,577	$61,129
Total interest expense	9,576	8,814	19,613	17,766
Net interest income	20,191	19,585	47,964	43,363

Provision for loan losses	(447)	1,854	1,602	6,195

Service charges on deposit accounts	3,353	2,567	6,324	4,744
Electronic refund check fees	786	693	5,192	3,862
Mortgage banking income	864	4,218	1,542	9,150
Other	1,452	1,509	2,529	2,965
Total non interest income	6,455	8,987	15,587	20,721

Salaries and employee benefits	8,093	8,063	17,866	16,480
Occupancy and equipment, net	3,361	2,976	7,022	5,802
Communication and transportation	615	570	1,353	1,430
Marketing and development	552	733	1,188	1,572
Supplies	188	326	649	732
Other	2,337	2,791	5,045	5,276
Total non interest expenses	15,146	15,459	33,123	31,292

Income before income tax expense	11,947	11,259	28,826	26,597
Income tax expense	4,096	3,992	9,920	9,379

Net income	$7,851	$7,267	$18,906	$17,218

(1)   The amount of fees on loans in total interest income was approximately $3.6 million and $3.1 million for the quarters ended June 30, 2004 and 2003, and $15.3 million and $10.6 million for six months ended June 30, 2004 and 2003.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(dollars in thousands, except per share data)

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2004	2003	2004	2003
Per Share Data(2):
Basic average shares outstanding	17,918	17,795	17,903	17,747
Diluted average shares outstanding	18,544	18,178	18,536	18,053
End of period shares outstanding:
Class A Common Stock	15,884	15,737	15,884	15,737
Class B Common Stock	2,054	2,066	2,054	2,066

Book value per share	$10.27	$9.43	$10.27	$9.43

Basic earnings per Class A Common Share	0.44	0.41	1.06	0.97
Basic earnings per Class B Common Share	0.43	0.40	1.04	0.96
Diluted earnings per Class A Common Share	0.42	0.40	1.02	0.95
Diluted earnings per Class B Common Share	0.42	0.39	1.01	0.94

Cash dividends declared per share:
Class A Common Stock	0.077	0.063	0.140	0.115
Class B Common Stock	0.070	0.057	0.127	0.105

Performance Ratios:
Return on average assets (ROA)	1.42%	1.58%	1.70%	1.88%
Return on average equity (ROE)	17.33	17.57	21.35	21.15
Yield on average earning assets	5.64	6.44	6.36	6.95
Cost of interest-bearing liabilities	2.17	2.41	2.19	2.45
Net interest spread	3.47	4.03	4.17	4.50
Net interest margin	3.83	4.44	4.51	4.93
Efficiency ratio(3)	57	54	52	49

Asset Quality Ratios:
Loans on non-accrual status			9,274	9,641
Loans past due 90 days or more			4,007	1,187
Total non-performing loans			13,281	10,828
Other real estate owned			39	443
Total non-performing assets			13,320	11,271
Non-performing loans to total loans			0.79%	0.76%
Non-performing assets to total assets			0.60	0.61
Allowance for loan losses to total loans			0.80	0.89
Allowance for loan losses to non-performing loans			102	117
Net loan charge-offs to average loans			0.24	0.52
Delinquent loans to total loans(4)			0.76	0.96

Other Key Data:
End of period full-time equivalent employees			583	616
Number of banking centers			33	28

(2)   Prior period amounts have been restated to reflect the 5% stock dividend declared in the first quarter of 2004.

(3)   Equals total non-interest expense divided by the sum of net interest income and non interest income.

(4)   Equals total loans over 30 days past due divided by total loans.